Exhibit 16.1

March 24, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of FreightCar America, Inc.’s Form 8-K dated March 24, 2021, and have the following comments:

We agree with the statements made in item (a) Resignation of Independent Registered Public Accounting Firm.

We have no basis on which to agree or disagree with the statements made in item (b) Appointment of New Independent Registered Public Accounting Firm.

Yours truly,

/s/ Deloitte & Touche LLP

Chicago, Illinois